UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)March 30, 2007

ACORN FACTOR, INC.
(Exact name of Registrants as Specified in their Charters)

Delaware	0-19771	22-2786081
(States or Other Jurisdiction	(Commission file Numbers)	(IRS Employer
of Incorporation)		Identification Nos.)

200 Route 17, Mahwah, New Jersey	07430
(Address of Principal Executive Offices)	(Zip Code)

Registrants' telephone number, including area code (201) 529-2026

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On March 30, 2007, Acorn Factor, Inc. (the “Company”) conducted an initial closing of a private placement of 10% Convertible Redeemable Subordinated Debentures due March 2011 (the “Debentures”).

At the initial closing the Company issued $4,281,000 principal amount of the Debentures, at par, and received gross proceeds in such amount.

From the date of issuance of the Debentures to and including, the first anniversary of the initial closing, 50% of the outstanding principal amount of the Debentures is convertible into shares of the Company’s Common Stock at a price of $3.80 per share. Following the first anniversary of the initial closing, the Debentures are convertible up to the entire principal amount then outstanding.

By the terms of the offering, each subscriber, in addition to the Debentures, received a warrant exercisable for the purchase of a number of shares equal to 25% of the principal amount of the Debentures purchased by such subscriber, divided by the conversion price of $3.80, resulting in the issuance at the initial closing of Warrants to purchase 281,656 shares. The Warrants are exercisable for shares of the Company’s Common Stock for five years at an exercise price of $4.50 per share and are callable by the Company in certain circumstances.

Under the terms of the Debentures, provided that a registration statement covering the resale by the investors in the placement of the shares underlying the Debentures and Warrants is effective, the Company may redeem the outstanding principal amount of the Debentures, at par, in whole or in part, with accrued interest through the date of redemption.

The Debentures bear interest at the rate of 10% per annum, payable quarterly. If the Company fails to redeem at least 50% of the total outstanding principal amount of the Debentures, together with interest accrued thereon, by the first anniversary of the initial closing, the annual rate of interest payable on the Debentures will be increased to 12%.

In connection with the offering, the Company retained a registered broker-dealer to serve as placement agent. According to the terms of the agreement, the placement agent is entitled to receive a 7% selling commission, 3% management fee, and 2% non-accountable expense allowance, out of the gross proceeds of the offering. In addition, the placement agent is entitled to warrants on substantially the same terms as those issued to the subscribers, exercisable for the purchase of the number of shares equal to 10% of the total principal amount of the Debentures sold, divided by the conversion price of $3.80. Out of the gross proceeds received at the initial closing, the Company paid the placement agent commissions and expenses of $513,720 and issued to the placement agent warrants to purchase 112,658 shares of Common Stock.

Under the terms of the offering, the Company may raise gross proceeds of up to an aggregate of $6,900,000 from the sale of Debentures in the placement. (including the Debentures issued at the initial closing). The offering commenced on March 8, 2007 and is expected to terminate on or before April 16, 2007.

Under the terms of the offering, the Company is required to file a registration statement covering the shares of Common Stock underlying the Debentures and the Warrants within 30 days of the filing of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006. If the registration statement is not declared effective within 120 days of the date of such filing, the Company will be required to pay liquidated damages to the subscribers equal to 1.0% of the total amount invested, prprated on a daily basis, for each 30 day period that the registration statement is not effective, up to an aggregate of 11.25%.

The issuance and sale of the Common Stock and Warrants was made to accredited investors in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). As such, the securities sold in the offering and/or issuable upon the conversion or exercise thereof have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. No form of general solicitation or general advertising was conducted in connection with offering. Each of the the securities sold in the offering and/or issuable upon the conversion or exercise thereof will contain restrictive legends preventing the sale, transfer or other disposition of such securities, unless registered under the Securities Act.

In connection with the initial closing, the Company issued the press release annexed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated April 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 2nd day of April 2007.

ACORN FACTOR, INC.

By:	/s/ Sheldon Krause
Name: Sheldon Krause Title: Secretary and General Counsel